EXHIBIT 99.1

MATERION CORPORATION REPORTS THIRD QUARTER 2011 RESULTS

UPDATES OUTLOOK FOR THE YEAR

MAYFIELD HEIGHTS, Ohio — October 27, 2011 — Materion Corporation (NYSE:MTRN) today reported sales of $392.8 million for the third quarter 2011 and earnings of $0.65 per share, diluted. The $0.65 per share of earnings includes approximately $0.10 per share of costs related to the start-up of the Company’s new beryllium plant, the recent name change and the previously announced acquisition of EIS Optics Limited. These costs were offset by one-time favorable tax discrete items of approximately $0.10 per share.

THIRD QUARTER 2011 RESULTS

Sales for the third quarter were $392.8 million, up $67.5 million, or 21%, compared to sales of $325.3 million for the third quarter of 2010. Higher average pass-through metal prices were the principal factor in the reported 21% sales growth and accounted for $63.4 million of the increase. The double-digit organic sales growth experienced in each of the first and second quarters of the year did not occur in the third quarter as overall global economic conditions weakened and customers adjusted inventory levels, particularly in consumer electronics, commensurate with the slowdown. In addition, defense shipment delays occurred in the quarter. This weakness in the third quarter was offset in part by stronger sales to the medical, energy, telecommunications infrastructure, industrial component and commercial aerospace markets.

Net income for the third quarter was $13.5 million, or $0.65 per share, diluted, as compared to net income of $13.4 million, or $0.65 per share, for the same period of the prior year.

For the first nine months of 2011, sales were $1.2 billion, up approximately 26%, or $246.0 million, compared to sales of $946.3 million for the first nine months of 2010. Organic growth, that is, growth excluding pass-through metal prices, is approximately 8% year to date. Net income for the first nine months of the year was $39.2 million, or $1.89 per share, diluted, up approximately 16% compared to net income of $33.8 million, or $1.65 per share, diluted, for the same period of the prior year. The 2011 year-to-date earnings per share of $1.89 includes approximately $0.28 per share of costs related to the aforementioned beryllium plant start-up, company name change and acquisition.

ACQUISITION

On October 19, 2011, the Company, through its wholly owned subsidiary, Materion Advanced Materials Technologies and Services Inc., acquired EIS Optics Limited. EIS Optics, with operations in Shanghai, China, is a leading producer of optical thin film filters, glass processing, lithography and optical subassemblies. This acquisition further strengthens the Company’s advanced materials technology base and product portfolio, while complementing its existing leadership position in thin film optical filters serving the defense, aerospace, medical, energy, semiconductor, telecommunications, lighting and astronomy markets. EIS Optics also strengthens the Company’s geographic presence in Asia, which is important to future growth and broadens the market, technology and product range of the Company’s optical coatings units. The $24.0 million acquisition negatively impacted earnings in the third quarter of 2011 by approximately $0.03 per share and is currently estimated to negatively impact earnings in the fourth quarter of 2011 by up to $0.10 per share. Based on the current economic assumptions, we expect the acquisition to be slightly dilutive in early 2012 and accretive as the year progresses.

COMPANY NAME CHANGE

The Company changed its name from Brush Engineered Materials Inc. to Materion Corporation effective March 8, 2011. As the Company has grown, its businesses continued to operate under their original names and brand identities. The unification of all of the Company’s businesses under the Materion name and Materion brand is intended to create efficiencies, facilitate synergies and provide customers better access to, and knowledge of, the Company’s broad scope of products, technologies and value-added services.

The Company continues to operate under the same four reportable segments with no change in their business content, although the names of the segments have changed. Advanced Material Technologies and Services has been renamed Advanced Material Technologies; Specialty Engineered Alloys is now known as Performance Alloys; Beryllium and Beryllium Composites has been shortened to Beryllium and Composites; and Engineered Material Systems has been changed to Technical Materials.

BUSINESS SEGMENT REPORTING

Advanced Material Technologies

The Advanced Material Technologies’ segment sales for the third quarter of 2011 were $274.6 million, up 28%, or $59.8 million, compared to sales of $214.8 million in the third quarter of 2010. Sales for the first nine months of 2011 were $818.6 million, up 30%, or $186.9 million, versus sales of $631.7 million for the same period last year. Higher metal prices accounted for $58.8 million of the increase in sales for the third quarter and $156.7 million for the first nine months of 2011. Demand for consumer electronics including wireless, handset and LEDs softened during the third quarter while demand for medical, precision optics and energy product applications strengthened.

Operating profit for the third quarter of 2011 was $11.2 million, up approximately 25%, or $2.2 million, compared to an operating profit of $9.0 million for the third quarter of 2010. Operating profit year to date was $32.6 million, up approximately 22%, or $5.9 million, compared to $26.7 million for the first nine months of 2010. The improvement in operating profit for the quarter and first nine months of the year is due to the higher sales volume, improved operating efficiencies, and stronger product mix.

While operating profit has increased, the reported operating profit as a percent of sales for both the third quarter and the first nine months of the year is lower when compared to the comparable prior-year periods. This is due primarily to the inclusion in sales of significantly higher precious metal values, which have the effect of lowering profit percentage of sales while having no such negative impact on operating profit dollars.

Performance Alloys

Performance Alloys’ sales for the third quarter were $81.7 million, up $6.0 million, or 8%, compared to the third quarter of 2010 sales of $75.7 million. The majority of the increase is due to higher copper prices. Year-to-date sales were $262.8 million, up 21%, or $45.9 million, compared to $216.9 million for the same period of the prior year.

The increase in sales for the first nine months of 2011 compared to the same period in 2010 is due to strong demand from the telecommunications infrastructure, oil and gas, aerospace and industrial components and automotive electronics markets and higher metal prices offset, in part, by lower sales to the consumer electronics market.

Operating profit for the third quarter was $5.9 million, which compares to an operating profit of $8.7 million in the third quarter of 2010. The operating profit for the first nine months of 2011 was $24.1 million, up $3.6 million, or 18%, compared to an operating profit $20.5 million for the same period of the prior year. The operating profit for the third quarter compared to the same period last year was negatively impacted by a weaker product mix. The operating profit improvement for the first nine months compared to the same period in 2010 is due to a combination of factors, including the leverage from the higher volumes, improved pricing, lower costs and improved plant operating efficiencies.

Beryllium and Composites

Beryllium and Composites’ sales for the third quarter of 2011 were $15.3 million, compared to third quarter 2010 sales of $17.0 million. For the first nine months of the year, sales were $47.0 million compared to $45.8 million for the same period of the prior year. The lower sales volume for the third quarter is due largely to push-outs and delays in projects as a result of government spending changes as opposed to cancellations or lost applications. Stronger sales for the first nine months compared to the same period of the prior year are due to commercial applications, including non-medical and industrial x-ray products and semiconductor processing equipment, offset in part by push-outs of defense orders.

Operating profit for the third quarter of 2011 was $0.4 million, which compares to an operating profit of $4.2 million for the third quarter of 2010. Operating profit for the first nine months of 2011 was $1.6 million as compared to $8.4 million for the same period last year. The reduction in operating profit for the third quarter and first nine months of 2011 is due to the lower defense sales combined with higher operating costs. The higher operating costs were greater than expected and are associated with the slower than expected start-up of the new beryllium pebble plant. We are aggressively bringing the last remaining issues to resolution and the plant is now expected to be fully operational in the first quarter of 2012.

Technical Materials

Technical Materials’ sales for the third quarter of 2011 were $21.0 million, up approximately 18%, or $3.3 million, compared to $17.7 million in the third quarter of 2010. Sales have grown over the comparable quarter in the prior year for eight consecutive quarters. Sales for the first nine months of the year were $63.6 million, up 23%, or $12.0 million, compared to the first nine months of 2010 sales of $51.6 million. The increase in sales for the quarter compared to the same period of the prior year is due to stronger demand from the consumer electronics and energy markets. A portion of the growth in consumer electronics is from increased sales of disk drive arm materials.

Operating profit for the third quarter of 2011 was $2.4 million as compared to $1.7 million for the third quarter of the prior year. The operating profit for the first nine months of the year was $6.9 million, up 44%, or $2.1 million, compared to an operating profit of $4.8 million for the first nine months of 2010. The operating profit improvement is primarily due to the higher sales volume.

OUTLOOK FOR 2011

After a record sales year in 2010, the Company began 2011 with a healthy backlog. The overall level of business activity in the Company’s key strategic markets also remained strong, as evidenced by the consecutive first and second quarter 2011 record sales levels. Order entry in the second quarter increased over the first quarter, but did soften in the latter weeks of the second quarter. Global economic conditions weakened further as the third quarter progressed, causing order entry lead times to shorten as customers were adjusting inventory levels to the weaker economic conditions. Although the order book pattern showed some signs of strength throughout the third quarter, the overall trend was lower than the second quarter. The customary consumer electronics Holiday build normally seen in the third quarter was weaker than expected due to the above factors. However, the weakness in consumer electronics was offset, in part, by strength in the medical, telecom infrastructure, precision optics, industrial components, commercial aerospace and energy markets. While the strength in these areas has continued into the fourth quarter, the consumer electronics market remains relatively soft.

Taking the weaker global economy into account and assuming no significant change in metal prices or order entry patterns from current levels, the Company expects sales for 2011 to be approximately $1.56 to $1.58 billion. Organic growth is forecasted to be approximately 6% for the year.

Given the weaker economy, the costs related to the EIS Optics acquisition, as well as the higher than previously expected costs related to the start-up of the Company’s new beryllium plant, the Company is revising its earnings outlook for the full year 2011 from a range of $2.35 to $2.60 per share to a range of $2.10 to $2.20 per share. This reduction includes approximately $0.15 to $0.20 per share, in the aggregate, of additional costs associated with the plant start-up and the acquisition.

CHAIRMAN’S COMMENTS

Richard Hipple, Chairman, President and CEO, stated, “The Company’s organic growth through the first nine months of 2011 has been solid, and we are now excited to have the opportunity to broaden our technology base of advanced materials with the recently announced acquisition of EIS Optics. This acquisition helps to meet a core strategic initiative of expanding our global reach to leverage growth opportunities in Asia. Although we are concerned about the current global economic weakness, we remain confident in our ability to execute our strategic growth initiatives to further position the Company as a leading producer of advanced materials positioned with long-term growth potential in secular growth markets.”

CONFERENCE CALL

Materion Corporation will conduct a teleconference in conjunction with today’s release. The teleconference begins at 11:00 a.m. Eastern Time, October 27, 2011. The conference call will be available via webcast through the Company’s website at www.materion.com or through www.InvestorCalendar.com. By phone, please dial (877) 407-9210, callers outside the U.S. can dial (201) 689-8049. A replay of the call will be available until November 6, 2011 by dialing (877) 660-6853 or (201) 612-7415; please reference Account Number 286 and Conference ID 381136. The call will also be archived on the Company’s website.

FORWARD-LOOKING STATEMENTS

Portions of the narrative set forth in this document that are not statements of historical or current facts are forward-looking statements, in particular the outlook provided above. Our actual future performance may materially differ from that contemplated by the forward-looking statements as a result of a variety of factors. These factors include, in addition to those mentioned elsewhere herein:

•	The global economy;

•	The condition of the markets which we serve, whether defined geographically or by segment, with the major market segments being: consumer electronics, defense and science, industrial and commercial aerospace, automotive electronics, telecom infrastructure, appliance, medical and energy;

•	Changes in product mix and the financial condition of customers;

•	Actual sales, operating rates and margins for 2011 and 2012;

•	Our success in developing and introducing new products and new product ramp-up rates;

•	Our success in passing through the costs of raw materials to customers or otherwise mitigating fluctuating prices for those materials, including the impact of fluctuating prices on inventory values;

•	Our success in integrating acquired businesses, including EIS Optics;

•	Our success in implementing our strategic plans and the timely and successful completion and start-up of any capital projects, including the new primary beryllium facility being constructed in Elmore, Ohio;

•	The availability of adequate lines of credit and the associated interest rates;

•	The impact of the results of acquisitions on our ability to achieve fully the strategic and financial objectives related to these acquisitions;

•	Other financial factors, including the cost and availability of raw materials (both base and precious metals), metal financing fees, tax rates, exchange rates, pension costs and required cash contributions and other employee benefit costs, energy costs, regulatory compliance costs, the cost and availability of insurance, and the impact of the Company’s stock price on the cost of incentive compensation plans;

•	The uncertainties related to the impact of war, terrorist activities and acts of God;

•	Changes in government regulatory requirements and the enactment of new legislation that impacts our obligations and operations;

•	The conclusion of pending litigation matters in accordance with our expectation that there will be no material adverse effects;

•	The timing and ability to achieve further efficiencies and synergies resulting from our name change and business unit alignment under the Materion name and Materion brand; and

•	The risk factors set forth in Part 1, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2010.

Materion Corporation is headquartered in Mayfield Heights, Ohio. The Company, through its wholly owned subsidiaries, supplies highly engineered advanced enabling materials to global markets. Products include precious and non-precious specialty metals, inorganic chemicals and powders, specialty coatings, specialty engineered beryllium alloys, beryllium and beryllium composites, and engineered clad and plated metal systems.

FOR FURTHER INFORMATION, PLEASE CONTACT:

Investor Contact:

Michael C. Hasychak
(216) 383-6823
mike.hasychak@materion.com

Media Contact:

Patrick S. Carpenter
(216) 383-6835
patrick.carpenter@materion.com

http://www.materion.com

Consolidated Balance Sheets
(Unaudited)

	Sept. 30,	Dec. 31,
(Thousands)	2011	2010
Assets
Current assets
Cash and cash equivalents	$8,965	$16,104
Accounts receivable	156,557	139,374
Other receivables	2,472	3,972
Inventories	193,605	154,467
Prepaid expenses	42,588	31,743
Deferred income taxes	9,973	10,065

Total current assets	414,160	355,725
Related-party notes receivable	90	90
Long-term deferred income taxes	2,042	2,042
Property, plant and equipment — cost	738,066	719,953
Less allowances for depreciation,
depletion and amortization	(481,400)	(454,085)

Property, plant and equipment — net	256,666	265,868
Intangible assets	34,465	36,849
Other assets	7,973	1,900
Goodwill	72,936	72,936

Total assets	$788,332	$735,410

Liabilities and Shareholders’ Equity
Current liabilities
Short-term debt	$46,657	$47,835
Accounts payable	35,411	33,375
Other liabilities and accrued items	53,154	59,851
Unearned revenue	2,005	2,378
Income taxes	—	3,921

Total current liabilities	137,227	147,360
Other long-term liabilities	17,710	17,915
Retirement and post-employment benefits	68,049	82,502
Unearned income	60,071	57,154
Long-term income taxes	2,905	2,906
Deferred income taxes	8,393	4,912
Long-term debt	65,640	38,305
Shareholders’ equity	428,337	384,356

Total liabilities and shareholders’ equity	$788,332	$735,410

See Notes to Consolidated Financial Statements.

Consolidated Statements of Income
(Unaudited)

	Third Quarter Ended		Nine Months Ended
	Sept. 30,	Oct. 1,	Sept. 30,	Oct. 1,
(Thousands except per share amounts)	2011	2010	2011	2010
Net sales	$392,794	$325,309	$1,192,309	$946,337
Cost of sales	335,444	267,095	1,016,487	782,956

Gross margin	57,350	58,214	175,822	163,381
Selling, general and administrative expense	32,322	31,621	98,012	92,571
Research and development expense	2,821	1,742	7,946	5,226
Other-net	5,016	3,928	13,752	10,958

Operating profit	17,191	20,923	56,112	54,626
Interest expense — net	807	835	2,005	2,145

Income before income taxes	16,384	20,088	54,107	52,481
Income tax expense	2,857	6,730	14,890	18,683

Net income	$13,527	$13,358	$39,217	$33,798

Net income per share of common stock – basic	$0.66	$0.66	$1.92	$1.67
Weighted-average number
of common shares outstanding — basic	20,377	20,273	20,385	20,284
Net income per share of common stock – diluted	$0.65	$0.65	$1.89	$1.65
Weighted-average number
of common shares outstanding — diluted	20,749	20,553	20,792	20,540
See Notes to Consolidated Financial Statements.